Exhibit 99.1
FOR IMMEDIATE RELEASE
Finisar Announces Proposed $75 Million Convertible Senior Notes Offering
SUNNYVALE, Calif. — (Market Wire) — October 7, 2009 — Finisar Corporation (Nasdaq: FNSRD) today announced its intention to offer $75 million aggregate principal amount of convertible senior notes due 2029, subject to market conditions and other factors. The notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Finisar also expects to grant the initial purchaser of the notes an option to purchase up to an additional $11.25 million aggregate principal amount of the notes solely to cover over-allotments.
The notes will be unsecured and unsubordinated obligations of Finisar, and will rank equally in right of payment with Finisar’s other unsecured and unsubordinated indebtedness, but will be effectively subordinated to any secured indebtedness and liabilities to the extent of the value of the collateral securing those obligations, and structurally subordinated to the indebtedness and other liabilities of Finisar’s subsidiaries. Interest will be payable semi-annually in arrears, and the notes will be convertible into shares of Finisar’s common stock, unless Finisar obtains consent from a majority of holders to deliver cash or a combination of cash and shares of its common stock in satisfaction of its conversion obligation. Holders will have the right to redeem their notes at a specified redemption price on certain specific dates beginning in October 2014, subject to certain conditions. Finisar will have the right to redeem the notes in whole or in part at a specified redemption price at any time on or after October 22, 2014 if certain conditions are met. Final terms of the notes, including the interest rate, conversion rate, offering price and other terms, will be determined at the time of pricing the offering based on negotiations with the initial purchaser of the notes.
Finisar intends to use the net proceeds from the offering for the repurchase and/or repayment of certain of its outstanding indebtedness, which may include all or a portion of its outstanding convertible notes and for general corporate purposes, including working capital. Finisar may also use a potion of the net proceeds to fund, acquire or invest in complementary businesses, products or technologies, although Finisar has no present commitments with respect to any acquisitions or investments.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities (including Finisar’s common stock into which the notes will be convertible), nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or the availability of exemptions from the registration requirements of the Securities Act and applicable state securities laws.